Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel
P.O. Box 626	Senior Vice President and
Bassett, VA 24055	Chief Financial Officer
(276) 629-6614 – Investors
mdaniel@bassettfurniture.com

Peter D. Morrison
Vice President of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Fiscal Third Quarter Results

(Bassett, Va.) – September 30, 2021 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its third quarter ended August 28, 2021.

Fiscal 2021 Third Quarter Highlights

(Dollars in millions)

	Sales				Operating Income (Loss)
	3rd Qtr		Dollar	%	3rd Qtr	% of	3rd Qtr	% of
	2021	2020	Change	Change	2021	Sales	2020	Sales
Consolidated (1)	$118.9	$91.6	$27.3	29.8%	$4.5	3.8%	$2.7	2.9%

Wholesale	$73.1	$55.4	$17.7	32.1%	$4.5	6.2%	$3.3	6.0%

Retail	$58.6	$48.1	$10.5	21.8%	$0.9	1.5%	$(1.6)	-3.3%

Logistical Services	$21.2	$17.8	$3.4	19.1%	$(0.5)	-2.4%	$1.0	5.6%

(1)

Our consolidated results include certain intercompany eliminations.  See Table 4, “Segment Information” below for an illustration of the effects of these intercompany eliminations on our consolidated sales and operating income (loss).

The disruptions that have permeated the furniture industry since the pandemic restart began fifteen months ago remain with us as we hit the homestretch for calendar 2021. “Business as usual” this year means raw material shortages, escalating labor and commodity costs, severely compromised logistics capabilities, and an unyielding global virus stubbornly persisting at home and in the industry’s manufacturing centers in Asia. The frustration of dealing with these dynamics is certainly wearing on the psyche of our associates and on virtually everyone else in the business. Posting consolidated revenue of $118.9 million for the quarter, an increase of 30% compared to last year and 8.7% more than 2019 did not come easily. Although there are many factors that currently encumber our financial performance, our team produced operating income of $4.5 million, 63% more than the June-August period last year and 32% more than in 2019. EPS advanced to $0.31 per share against the $0.22 recorded in 2020. We are persevering through these challenges and are squarely focused on working with our vendors to schedule adequate production to reduce our large wholesale backlog and offer higher levels of service in the near term.

Quarterly wholesale revenue grew by 32% compared to last year and by 17% to 2019. The aforementioned daily upheaval of key elements of our supply chain means we left money on the table during the period, whether that came in the form of reduced production schedules or higher incurred costs. Total inventory now stands at $73.8 million, about $19 million more than at 2020 year end. Over $10 million of that increase came in the form of finished goods, which we are attempting to build to increase shipments. Still, our order backlog of $92.8 million, led by domestic upholstery and outdoor furniture sales, grew by 7.1% in the period as incoming orders once again outpaced shipments. Moving into our fourth quarter, our backlog has continued to grow thanks to our strong three-week Labor Day retail sales event, which mirrored last year’s results. 2021 and 2020 stand as the best ever years of that holiday’s promotions. We have been able to ship above our weekly sales for the past two weeks and hope to continue that trend for the remainder of 2021.

We instituted our fourth general price increase of the year on September 13th. The pace of incoming increases from our suppliers has subsided somewhat from earlier in the year but remains significant. Unfortunately, we have not been able to enact price increases on our goods as fast as we have incurred them from our material providers. The most glaring example is the escalation in ocean freight that has quintupled in the past twelve months, which affects not only our imported products but many of the components that are used in our domestic production. During the quarter, the rising prices on container freight ramped up as the availability of space on the giant vessels that move goods from Asia to the U.S. declined. In effect, the shipping companies are conducting daily auctions for space on their vessels, causing container prices to fluctuate wildly from day to day. This was driven, of course, by the fact that the aggregate demand for goods to move into the U.S. has consistently outstripped the supply of cargo space available to move it for most of 2021. Recent demand of containers has been somewhat tempered by Vietnam’s enactment of Martial Law, which has shut down all manufacturing activity in the country in an attempt to curb the Delta virus. Our information tells us that it will be late October before production fully returns, which will begin to affect our shipments in late Q4 and into fiscal 2022.

Our Zenith Logistics subsidiary suffered a $500k loss for the period compared to last year’s $1.0 million profit. Zenith is a microcosm of the overall domestic logistics environment in the U.S. today. An acute shortage of warehousing labor, an issue that rarely confronted us prior to the pandemic, is now a very challenging issue. In an attempt to staff our facilities, we have aggressively raised wages to the extent that the labor line on the Zenith P&L rose 700 basis points for the quarter as a percentage of revenue, thus causing our loss. As with our competitors in the transportation space, the labor shortage has caused a massive backup of transportation equipment that has been sitting on yards waiting to be unloaded throughout the country. An additional response that we have made has been leasing several hundred trailers on the open market to keep goods moving, albeit at a higher expense than originally contemplated. The logjam of freight has also backed up our manufacturing schedules as we have simply run out of room in our facilities to store goods before shipment. To compensate, we aggressively raised prices for Zenith’s services back in August, too late to arrest the trend for the quarter. The increases that cover these higher costs will begin to run through our financial statements over the next few months and we have made arrangements to acquire more warehousing space as well.

Amidst this litany of challenges, we take solace in the fact that the overall pace of our business has remained strong for the past sixteen months, both at Bassett retail and in our wholesale operations. Our retail sales have remained secure and, coupled with our fixed cost adjustments, produced a profit for corporate retail even though we are not delivering close to as much as we are writing in the stores at the moment. Gross margins for the quarter ran 290 basis points better than last year and are trending to the highest ever. We have not realized the full benefit of our cost reduction program due to the huge undelivered order backlog but this will come into view as the product goes in the customer’s homes. On the open market front, wholesale sales to the customers outside the Bassett retail network grew by 6.6% and sales of Lane Venture outdoor grew by 42%. The success of our Bassett Design Center network and our Club Level motion program in 2021 has us enthusiastically looking at the future potential of the open market. And the 75% growth rate of our Lane Venture and Bassett Outdoor efforts in 2021 has expanded our thinking about greater outdoor opportunities moving ahead. Working in tandem, our multi-channel strategy is designed to drive wholesale growth and combined to generate $14.6 million of operating profit for the nine months of 2021 to date despite all of the operational headwinds that we have faced.

We are certainly looking beyond the current turmoil to the future with optimism across all channels. We have been investing in upgrades to the plant and equipment in our manufacturing footprint to provide a better work environment for our associates and to improve efficiency. We are formulating a new warehousing and logistics architecture that we should communicate by year end and that will help grow and improve service. Our digital transformation program has been underway for one year and will culminate with a new website platform in mid-2022. We have been working on additional elements to our in-store retail experience that will also debut in late spring next year. Rounding out our capital allocation strategy and against the backdrop of a strong balance sheet came the 12% increase to our quarterly dividend authorized by our Board of Directors in July and the $2.6 million of share repurchases that we made this past quarter. We will maintain our balanced approach to capital allocation as we pursue the opportunities for growth that we have identified and we ultimately return to a semblance of normalcy on the other side of the pandemic.

Robert H. Spilman, Jr., Chairman and CEO

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality home furnishings. With 97 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. Bassett’s retail strategy includes stylish, custom-built furniture that features the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States and internationally and a logistics business specializing in home furnishings. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results or changes in operations for periods beyond the end of the third fiscal quarter of 2021, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions (including, without limitation, the effects on revenue, supply and demand resulting from the duration and extent of the COVID-19 pandemic) and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; the success of marketing, logistics, retail and other initiatives; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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Table 1
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations - unaudited
(In thousands, except for per share data)

	Quarter Ended				Nine Months Ended
	August 28, 2021		August 29, 2020		August 28, 2021		August 29, 2020
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Sales revenue:
Furniture and accessories	$104,870		$80,341		$316,522		$232,283
Logistical services	14,036		11,218		40,116		35,197
Total sales revenue	118,906	100.0%	91,559	100.0%	356,638	100.0%	267,480	100.0%

Cost of furniture and accessories sold	52,263	44.0%	38,418	42.0%	153,426	43.0%	113,140	42.3%

Selling, general and administrative expenses	47,631	40.1%	40,198	43.9%	145,474	40.8%	130,225	48.7%
Cost of logistical services	14,522	12.2%	10,196	11.1%	38,848	10.9%	35,182	13.2%
Asset impairment charges	-	0.0%	-	0.0%	-	0.0%	12,184	4.6%
Goodwill impairment charge	-	0.0%	-	0.0%	-	0.0%	1,971	0.7%
Litigation expense	-	0.0%	-	0.0%	-	0.0%	1,050	0.4%
Income (loss) from operations	4,490	3.8%	2,747	3.0%	18,890	5.3%	(26,272)	-9.8%

Other income (loss), net	(347)	-0.3%	697	0.8%	(1,016)	-0.3%	(430)	-0.2%
Income (loss) before income taxes	4,143	3.5%	3,444	3.8%	17,874	5.0%	(26,702)	-10.0%

Income tax provision (benefit)	1,127	0.9%	1,266	1.4%	4,873	1.4%	(9,738)	-3.6%
Net income (loss)	$3,016	2.5%	$2,178	2.4%	$13,001	3.6%	$(16,964)	-6.3%

Basic earnings (loss) per share	$0.31		$0.22		$1.32		$(1.70)

Diluted earnings (loss) per share	$0.31		$0.22		$1.32		$(1.70)

Table 2
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	August 28, 2021	November 28, 2020
Assets
Current assets
Cash and cash equivalents	$38,611	$45,799
Short-term investments	17,715	17,715
Accounts receivable, net	26,769	22,340
Inventories, net	73,827	54,886
Recoverable income taxes	6,778	9,666
Other current assets	13,111	10,272
Total current assets	176,811	160,678

Property and equipment, net	94,489	90,917

Other long-term assets
Deferred income taxes, net	3,498	4,587
Goodwill and other intangible assets	23,543	23,827
Right of use assets under operating leases	110,792	116,903
Other	6,900	5,637
Total long-term assets	144,733	150,954
Total assets	$416,033	$402,549

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$27,951	$23,426
Accrued compensation and benefits	14,603	16,964
Customer deposits	51,103	39,762
Current portion of operating lease obligations	27,545	27,078
Other current liabilities and accrued expenses	13,050	11,141
Total current liabilities	134,252	118,371

Long-term liabilities
Post employment benefit obligations	12,454	12,089
Long-term portion of operating lease obligations	103,468	111,972
Other long-term liabilities	6,412	2,087
Total long-term liabilities	122,334	126,148

Stockholders’ equity
Common stock	48,779	49,714
Retained earnings	111,958	109,710
Accumulated other comprehensive loss	(1,290)	(1,394)
Total stockholders' equity	159,447	158,030
Total liabilities and stockholders’ equity	$416,033	$402,549

Table 3
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows - unaudited
(In thousands)

	Nine Months Ended
	August 28, 2021	August 29, 2020
Operating activities:
Net income (loss)	$13,001	$(16,964)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	10,458	10,249
Gain on lease modification	-	(152)
Asset impairment charges	-	12,184
Goodwill impairment charges	-	1,971
Inventory valuation charges	1,975	3,814
Bad debt valuation charges (recoveries)	(145)	727
Deferred income taxes	1,053	(708)
Other, net	410	188
Changes in operating assets and liabilities
Accounts receivable	(4,184)	1,552
Inventories	(20,916)	3,887
Other current and long-term assets	(100)	(8,898)
Right of use assets under operating leases	18,857	24,338
Customer deposits	11,341	10,380
Accounts payable and other liabilities	2,750	1,379
Obligations under operating leases	(20,823)	(26,464)
Net cash provided by operating activities	13,677	17,483

Investing activities:
Purchases of property and equipment	(7,141)	(2,214)
Proceeds from sale of property and equipment	101	2,345
Purchase of investments	-	(241)
Proceeds from maturity of short-term investments	-	16
Other	(1,173)	(1,107)
Net cash used in investing activities	(8,213)	(1,201)

Financing activities:
Cash dividends	(6,321)	(3,306)
Proceeds from the exercise of stock options	42	-
Other issuance of common stock	266	217
Repurchases of common stock	(5,566)	(1,542)
Taxes paid related to net share settlement of equity awards	(219)	(214)
Repayments of finance lease obligations	(854)	(95)
Net cash used in financing activities	(12,652)	(4,940)
Change in cash and cash equivalents	(7,188)	11,342
Cash and cash equivalents - beginning of period	45,799	19,687

Cash and cash equivalents - end of period	$38,611	$31,029

Table 4
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Segment Information - unaudited
(In thousands)

	Quarter Ended		Nine Months Ended
	August 28, 2021	August 30, 2020	August 28, 2021	August 30, 2020
Sales Revenue
Wholesale sales of furniture and accessories	$73,073	$55,443	$219,371	$153,588
Less: Sales to retail segment	(26,779)	(23,246)	(84,303)	(68,466)
Wholesale sales to external customers	46,294	32,197	135,068	85,122
Retail sales of furniture and accessories	58,576	48,144	181,454	147,161
Consolidated net sales of furniture and accessories	104,870	80,341	316,522	232,283

Logistical services revenue	21,200	17,848	63,525	54,422
Less: Services to wholesale segment	(7,164)	(6,630)	(23,409)	(19,225)
Logistical services to external customers	14,036	11,218	40,116	35,197
Total sales revenue	$118,906	$91,559	$356,638	$267,480

Operating Income (Loss)
Wholesale	$4,466	$3,324	$14,622	$(1,344)
Retail	917	(1,585)	3,663	(12,004)
Logistical services	(486)	1,022	1,267	15
Inter-company elimination	(407)	(14)	(662)	2,266
Asset impairment charges	-	-	-	(12,184)
Goodwill impairment charge	-	-	-	(1,971)
Litigation expense	-	-	-	(1,050)
Consolidated	$4,490	$2,747	$18,890	$(26,272)